PRICING SUPPLEMENT dated June 30, 2026 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Product Supplement No. WF-1 dated May 20, 2025)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-287303

Barclays Bank PLC Global Medium-Term Notes, Series A

$588,000 Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

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Linked to the Global X Copper Miners ETF (the “Fund”)

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Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called for a fixed call premium and, if the securities are not automatically called, the maturity payment amount will depend, in each case, on the performance of the Fund.

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Automatic Call. If the fund closing price of the Fund on the call date is greater than or equal to the starting price, the securities will be automatically called for the principal amount plus a call premium of 27.00% of the principal amount.

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Maturity Payment Amount. If the securities are not automatically called, you will receive a maturity payment amount that may be greater than, equal to or less than the principal amount of the securities, depending on the performance of the Fund from the starting price to the ending price. The maturity payment amount will reflect the following terms:

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If the price of the Fund increases, you will receive the principal amount plus a positive return equal to 150% of the percentage increase in the price of the Fund from the starting price to the ending price.

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If the price of the Fund remains flat or decreases but the decrease is not more than 10%, you will receive the principal amount.

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If the price of the Fund decreases by more than 10%, you will receive less than the principal amount and will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 10%.

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Investors may lose up to 90% of the principal amount.

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If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the fund closing price of the Fund on the call date significantly exceeds the starting price. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of the Fund at the upside participation rate.

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Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-6 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

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No periodic interest payments or dividends

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No exchange listing; designed to be held to maturity

See “Additional Information about the Issuer and the Securities” on page PS-4 of this pricing supplement. The securities will have the terms specified in the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025 and the product supplement no. WF-1 dated May 20, 2025, as supplemented or superseded by this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PS-9 herein, “Risk Factors” beginning on page PS-3 of the product supplement and “Risk Factors” beginning on page S-9 of the prospectus supplement.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-6 of this pricing supplement.

	Original Offering Price(1)	Agent Discount(2), (3)	Proceeds to Barclays Bank PLC
Per Security	$1,000.00	$25.75	$974.25
Total	$588,000	$15,141	$572,859
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $958.40 per security. The estimated value is less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-5 of this pricing supplement.

(2)	Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. are the agents for the distribution of the securities and are acting as principal. The agent will receive an underwriting discount of $25.75 per security. Barclays Capital Inc. will sell the securities to WFS at the original offering price of the securities less a concession of $25.75 per security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per security. In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. See “Terms of the Securities—Supplemental Plan of Distribution” in this pricing supplement for further information.

(3)	In respect of certain securities sold in this offering, Barclays Capital Inc. may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities	Barclays Capital Inc.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Terms of the Securities

Issuer:	Barclays Bank PLC
Market Measure[1]:	Global X Copper Miners ETF (Bloomberg ticker symbol “COPX UP<Equity>”) (the “Fund”)
Pricing Date:	June 30, 2026
Issue Date:	July 6, 2026
Calculation Day[2]:	July 2, 2029
Stated Maturity Date[2]:	July 6, 2029
Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a principal amount of $1,000.
Automatic Call:

If the fund closing price of the Fund on the call date is greater than or equal to the starting price, the securities will be automatically called, and on the call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the principal amount plus the call premium.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the fund closing price of the Fund on the call date significantly exceeds the starting price. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of the Fund at the upside participation rate.

If the securities are automatically called, they will cease to be outstanding on the call settlement date and you will have no further rights under the securities after the call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Premium:	The “call premium” is 27.00% of the principal amount ($270.00 per security). As a result of the call premium, the payment upon automatic call will be $1,270.00 per security.
Call Date[2]:	July 6, 2027
Call Settlement Date:	Three business days after the call date
Maturity Payment Amount:

If the securities are not automatically called on the call date, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

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if the ending price is greater than the starting price:

$1,000 + ($1,000 × fund return × upside participation rate);

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if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or

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if the ending price is less than the threshold price:

$1,000 + [$1,000 × (fund return + buffer amount)]

If the securities are not automatically called and the ending price is less than the threshold price, you will lose up to 90% of the principal amount of your securities at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Upside Participation Rate:	150%
Threshold Price[1]:	$69.273, which is equal to 90% of the starting price
Buffer Amount:	10%

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Fund Return:	The “fund return” is the percentage change from the starting price to the ending price, measured as follows: ending price – starting price starting price
Starting Price[1]:	$76.97, which is the fund closing price of the Fund on the pricing date
Ending Price[1]:	The “ending price” will be the fund closing price of the Fund on the calculation day.
Fund Closing Price[1]:	“Fund closing price” has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the product supplement. The fund closing price of the Fund is subject to adjustment through the adjustment factor as described in the product supplement.
Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the product supplement, provided that terms used in this pricing supplement, but not defined herein or in the product supplement, will have the meanings ascribed to them in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Tax Considerations:	For a discussion of the tax considerations relating to ownership and disposition of the securities, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	06749HPE9 / US06749HPE98
Supplemental Plan of Distribution:

Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. will act as agents for the securities. The agent will receive an underwriting discount of $25.75 per security. Barclays Capital Inc. will sell the securities to WFS at the original offering price of the securities less a concession of $25.75 per security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per security. In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, Barclays may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Barclays Bank PLC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the securities. If WFS, Barclays Capital Inc. or an affiliate of either agent participating as a dealer in the distribution of the securities conducts hedging activities for Barclays Bank PLC in connection with the securities, such agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you. This additional projected profit may create a further incentive for the agents or participating dealers to sell the securities to you.

1 If the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, will calculate the value to be used as the fund closing price of the Fund. In addition, in the case of certain events related to the Fund, the calculation agent may adjust any variable, including but not limited to, the starting price, ending price, threshold price and fund closing price of the Fund if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Fund. For more information, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement.

2 If the call date or the calculation day is not a trading day, that day will be postponed to the next succeeding trading day. The call date or the calculation day will also be postponed if a market disruption event occurs on that day as described under “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” in the accompanying product supplement. In addition, the stated maturity date will be postponed if that day is not a business day or if the calculation day is postponed as described under “General Terms of the Securities—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, the call date is a “calculation day.”

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these securities are a part and the product supplement no. WF-1 dated May 20, 2025. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

To the extent the information or terms in this pricing supplement are different from or inconsistent with the information or terms in the prospectus, prospectus supplement or product supplement, the information and terms in this pricing supplement will control. To the extent the information or terms in the product supplement are different from or inconsistent with the information or terms in the prospectus or prospectus supplement, the information and terms in the product supplement will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Product Supplement No. WF-1 dated May 20, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006260/dp229046_424b2-wf1.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the original offering price of the securities. The difference between the original offering price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities of such shares, securities or obligations); (iii) the cancellation of the securities and/or (iv) the amendment or alteration of the maturity of the securities, or the amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the fund closing price of the Fund will be greater than or equal to the starting price on the call date or the calculation day.

▪	You are willing and able to accept the risk that, if the securities are not automatically called and the ending price is less than the starting price by more than 10%, you will lose up to 90% of the principal amount of your securities at maturity.

▪	You understand and accept that, if the securities are automatically called, you will forgo participation in any appreciation of the Fund and any return on your investment will be limited to the call premium that may be payable on the securities.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the Fund, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Fund or the securities held by the Fund, nor will you have any voting rights with respect to the Fund or the securities held by the Fund.

▪	You are willing and able to accept the risk that the securities may be automatically called prior to stated maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to stated maturity if the securities are not automatically called.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the fund closing price of the Fund will be less than the starting price on the call date or the calculation day.

▪	You are unwilling or unable to accept the risk that, if the securities are not automatically called and the ending price is less than the starting price by more than 10%, you will lose up to 90% of the principal amount of your securities at maturity.

▪	You are unwilling and unable to accept that, if the securities are automatically called, you will forgo participation in any appreciation of the Fund, and any return on your investment will be limited to the call premium that may be payable on the securities.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Fund, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Fund or the securities held by the Fund.

▪	You are unwilling or unable to accept the risk that the securities may be automatically called prior to stated maturity.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to stated maturity if they are not automatically called.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page PS-3 of the accompanying product supplement and the “Risk Factors” beginning on page S-9 of the accompanying prospectus supplement for risks related to an investment in the securities. For more information about the Fund, please see the section titled “The Global X Copper Miners ETF” below.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Determining Timing and Amount of Payment on the Securities

On the call settlement date, whether the securities are automatically called and you receive the call premium will be determined based on the fund closing price of the Fund on the call date as follows:

On the stated maturity date, if the securities have not been automatically called, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or the securities held by the Fund or composing the underlying index (as defined under “The Global X Copper Miners ETF” below). Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections of the product supplement and prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Lose Up To 90% Of The Principal Amount Of Your Securities At Maturity — If the securities are not automatically called and the ending price is less than the threshold price, the maturity payment amount will be less than the principal amount and you will have full downside exposure to the decrease in the price of the Fund in excess of the buffer amount, resulting in a loss of 1% of the principal amount for every 1% decline in the Fund in excess of the buffer amount. The threshold price is 90% of the starting price. As a result, you may lose up to 90% of the principal amount at maturity, even if the price of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

•	If the Securities Are Automatically Called, Your Return Will Be Limited To The Call Premium And May Be Lower Than The Return On A Direct Investment In The Fund Or The Securities Held By The Fund — If the securities are automatically called, the opportunity to participate in the possible increases in the price of the Fund through an investment in the securities will be limited because any positive return on the securities will not exceed the call premium, regardless of any appreciation of the Fund, which may be significant. Therefore, your return on the securities may be lower than the return on a direct investment in the Fund.

•	No Periodic Interest Will Be Paid On The Securities — No periodic payments of interest will be made on the securities.

•	You Will Be Subject To Reinvestment Risk — If your securities are automatically called, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

•	Any Payment On The Securities Will Be Determined Based On The Fund Closing Prices Of The Fund On The Dates Specified — Any payment on the securities will be determined based on the fund closing prices of the Fund on the dates specified. You will not benefit from any more favorable value of the Fund determined at any other time.

•	Owning The Securities Is Not The Same As Owning The Fund, The Securities Held By The Fund Or The Securities Composing The Underlying Index — The return on your securities may not reflect the return you would realize if you actually owned the Fund, the securities held by the Fund or the securities composing the underlying index. For instance, as a holder of the securities, you will not have voting rights, rights to receive cash dividends or other distributions or any other rights that holders of the Fund, the securities held by the Fund or the securities composing the underlying index would have.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful — It is impossible to predict whether and the extent to which the price of the Fund will rise or fall. There can be no assurance that the fund closing price of the Fund will not be less than the starting price on the call date or, if the securities are not called, less than the threshold price on the calculation day. The price of the Fund will be influenced by complex and interrelated political, economic, financial and other factors that affect the Fund, the securities held by the Fund and the securities composing the underlying index. You should be willing to accept the downside risks associated with equities in general and the Fund in particular, and the risk of losing up to 90% of the principal amount.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected.

Even if the treatment of the securities is respected, the IRS may assert that the securities constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the securities. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the securities.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC — The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Fund

•	The Equity Securities Held By The Fund Are Concentrated In The Copper Mining Sector — All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is directly associated with the copper mining industry. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The equity securities composing the Fund may be significantly affected by competitive pressures in the copper mining industry and the price of copper. The price of copper may be affected by changes in inflation rates, interest rates, monetary policy, economic conditions and political stability. Commodity prices may fluctuate substantially over short periods of time; therefore, the Fund’s price may be more volatile than other types of investments. In addition, metals and mining companies may also be significantly affected by import controls, worldwide competition, liability for environmental damage, depletion of resources and mandated expenditures for safety and pollution control devices. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site. In addition, mineral exploration companies typically operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an exploration company than for a more established counterpart. These factors could affect the value of the equity securities held by the Fund and the price of the Fund during the term of the securities, which may adversely affect the value of the securities.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities In Non-U.S. Securities Markets — Some of the component securities held by the Fund are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	The Securities Are Subject To Currency Exchange Risk — Because the value of the Fund is related to the U.S. dollar value of the component securities held by the Fund, the values of the Fund will be exposed to the currency exchange rate risk with respect to each of the currencies in which the component securities held by the Fund trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the value of the Fund will be adversely affected and any payments on the securities may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments between the countries represented in the Fund and the United States; and

•	the extent of governmental surpluses or deficits in the countries represented in the Fund and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the United States and other countries important to international trade and finance.

•	The Securities Are Subject To Risks Associated With Emerging Markets — Certain component securities of the Fund have been issued by non-U.S. companies located in emerging market countries. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally, as described in the previous risk factor. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

•	Certain Features Of The Fund Will Impact The Value Of The Securities — The performance of the Fund will not fully replicate the performance of the underlying index, and the Fund may hold securities or other assets not included in the underlying index. The value of the Fund is subject to:

•	Management risk. This is the risk that the investment strategy for the Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The Fund’s investment adviser may have the right to use a portion of the Fund’s assets to invest in shares of equity securities that are not included in the underlying index. The Fund is not actively managed, and the Fund’s investment adviser will generally not attempt to take defensive positions in declining markets.

•	Derivatives risk. The Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses may be greater than if the Fund invested only in conventional securities.

•	Transaction costs and fees. Unlike the underlying index, the Fund will reflect transaction costs and fees that will reduce its performance relative to the underlying index.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the factors described above. In addition, the Fund may diverge significantly from the performance of the underlying index due to differences in trading hours between the Fund and the securities composing the underlying index or other circumstances. During periods of market volatility, the component securities held by the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. Because the securities are linked to the performance of the Fund and not the underlying index, the return on your securities may be less than that of an alternative investment linked directly to the underlying index.

•	Anti-Dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-Dilution Adjustments — The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the securities upon the occurrence of certain events with a view to preserving the relative investment risks of the securities. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the Fund. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the securities. See “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the product supplement.

•	Adjustments To The Fund Or The Underlying Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity — The investment adviser of the Fund (the “fund sponsor”) may add, delete or substitute the component securities held by the Fund or make changes to its investment strategy, and the sponsor of the underlying index may add, delete, substitute or adjust the securities composing the underlying index or make other methodological changes to the underlying index that could affect its performance. In addition, if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the Fund or, if no successor fund is available, the calculation agent will calculate the value to be used as the fund closing price of the Fund. Any of these actions could adversely affect the value of the Fund and, consequently, the value of the securities. See “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation—Liquidation Events” in the product supplement.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index — Actions by any company whose securities are included in the Fund or in the underlying index may have an adverse effect on the price of its security, the closing price of the Fund on the call date or the calculation day and the value of the securities. These unaffiliated companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information — We, our affiliates and WFS and its affiliates are not affiliated in any way with the fund sponsor or the underlying index sponsor (collectively, the “sponsors”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the management or calculation of the Fund or the underlying index. We have derived the information about the sponsors, the Fund and the underlying index contained in this pricing supplement and the accompanying underlying supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Fund, the underlying index and the sponsors. The sponsors will not be involved in the offering of the securities made hereby in any way, and the sponsors do not have any obligation to consider your interests as an owner of the securities in taking any actions that might affect the value of the securities.

•	The Historical Performance Of The Fund Is Not An Indication Of Its Future Performance — The historical performance of the Fund should not be taken as an indication of the future performance of the Fund. It is impossible to predict whether the fund closing price of the Fund will fall or rise during the term of the securities, in particular in the environment in the last several years, which has been characterized by volatility across a wide range of asset classes. Past fluctuations and trends in the price of the Fund are not necessarily indicative of fluctuations or trends that may occur in the future.

Risks Relating to Conflicts of Interest

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates — Barclays Capital Inc., WFS or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., WFA or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the Fund and the merits of investing in the securities.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest — We, our affiliates, WFS and any dealer participating in the distribution of the securities (a “participating dealer”) may play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our economic interests and

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

the economic interests of our affiliates, WFS and any participating dealer are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Fund or the securities held by the Fund. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities. Participating dealers may also engage in such activities that may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession and/or any fee that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, Barclays Bank PLC will also act as the calculation agent for the securities. As calculation agent, we will determine any prices of the Fund and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying product supplement and under “—Risks Relating to the Fund” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent. You will not be entitled to any compensation from Barclays Bank PLC for any loss suffered as a result of any determinations made by the calculation agent with respect to the securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop — The securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways — Structured notes, including the securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the securities at issuance and their value in the secondary market. Accordingly, in addition to the price of the Fund on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund;

•	the time to maturity of the securities;

•	the market prices of, and dividend rates on, the Fund and the securities held by the Fund;

•	interest and yield rates in the market generally;

•	supply and demand for the securities;

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

•	a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value Of Your Securities Is Lower Than The Original Offering Price Of Your Securities — The estimated value of your securities on the pricing date is lower than the original offering price of your securities. The difference between the original offering price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions, selling concessions, discounts, commissions or fees to be allowed or paid to Barclays Capital Inc., another affiliate of ours, WFS or its affiliates or other non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market — The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions — The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities — The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the original offering price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the stated maturity date could result in a substantial loss to you.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities — Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate hypothetical payments upon an automatic call or at stated maturity for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. Terms used for purposes of these hypothetical examples do not represent the actual starting price, threshold price or ending price applicable to the securities. The actual amount you receive at stated maturity or upon automatic call and resulting pre-tax total rate of return will depend on the actual terms of the securities. You should not take these examples as an indication or assurance of the expected performance of the securities. These examples are for purposes of illustration only. The values used in the examples may have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the securities.

Call Premium:	27.00% of the principal amount or $270.00 per security
Upside Participation Rate:	150%
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$90.00 (90% of the hypothetical starting price)
Buffer Amount:	10%

The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price are set forth under “Terms of the Securities” above, and the actual ending price will be the fund closing price of the Fund on the calculation day. For historical closing prices of the Fund, see the historical information set forth under the section titled “The Global X Copper Miners ETF” below. We cannot predict the fund closing price of the Fund on any day during the term of the securities, including on the call date or the calculation day.

Hypothetical Payout Profile

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the principal amount of your securities plus the call premium, resulting in a hypothetical payment upon automatic call of $1,270.00 per security and a hypothetical pre-tax total rate of return of 27.00%.

If the securities are not automatically called:

Hypothetical ending price	Hypothetical fund return	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return
$175.00	75.00%	$2,125.00	112.50%
$150.00	50.00%	$1,750.00	75.00%
$140.00	40.00%	$1,600.00	60.00%
$130.00	30.00%	$1,450.00	45.00%
$120.00	20.00%	$1,300.00	30.00%
$110.00	10.00%	$1,150.00	15.00%
$105.00	5.00%	$1,075.00	7.50%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$89.00	-11.00%	$990.00	-1.00%
$75.00	-25.00%	$850.00	-15.00%
$50.00	-50.00%	$600.00	-40.00%
$25.00	-75.00%	$350.00	-65.00%
$0.00	-100.00%	$100.00	-90.00%

Hypothetical Examples Of Payment Upon An Automatic Call Or At Stated Maturity

Example 1. The fund closing price of the Fund on the call date is greater than or equal to the starting price. As a result, the securities are automatically called on the call date.

Hypothetical starting price: $100.00
Hypothetical fund closing price on the call date: $150.00

Because the hypothetical fund closing price of the Fund on the call date is greater than or equal to the hypothetical starting price, the securities are automatically called on the call date and you will receive on the call settlement date the principal amount of your securities plus a call premium of 27.00% of the principal amount. Even though the Fund appreciated by 50.00% from the starting price to its fund closing price on the call date in this example, your return is limited to the call premium of 27.00%.

On the call settlement date, you would receive $1,270.00 per security.

Example 2. The securities are not automatically called. The maturity payment amount is greater than the principal amount.

Hypothetical starting price: $100.00
Hypothetical fund closing price on the call date: $75.00

Hypothetical ending price: $110.00
Hypothetical threshold price: $90.00
Hypothetical fund return: 10.00%

Because the hypothetical fund closing price of the Fund on the call date is less than the hypothetical starting price, the securities are not automatically called. Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to:

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

$1,000 + ($1,000 × fund return × upside participation rate)

= $1,000 + ($1,000 × 10.00% × 150%)

= $1,150.00

On the stated maturity date, you would receive $1,150.00 per security.

Example 3. The securities are not automatically called. The maturity payment amount is equal to the principal amount.

Hypothetical starting price: $100.00
Hypothetical fund closing price on the call date: $75.00

Hypothetical ending price: $95.00
Hypothetical threshold price: $90.00
Hypothetical fund return: -5.00%

Because the hypothetical fund closing price of the Fund on the call date is less than the hypothetical starting price, the securities are not automatically called. Because the hypothetical ending price is less than the hypothetical starting price, but not by more than 10%, you would be repaid the principal amount of your securities at maturity.

On the stated maturity date, you would receive $1,000.00 per security.

Example 4. The securities are not automatically called. The maturity payment amount is less than the principal amount.

Hypothetical starting price: $100.00
Hypothetical fund closing price on the call date: $75.00

Hypothetical ending price: $50.00
Hypothetical threshold price: $90.00
Hypothetical fund return: -50.00%

Because the hypothetical fund closing price of the Fund on the call date is less than the hypothetical starting price, the securities are not automatically called. Because the hypothetical ending price is less than the hypothetical starting price by more than 10%, you would lose a portion of the principal amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (fund return + buffer amount)]

= $1,000 + [$1,000 × (-50.00% + 10.00%)]

= $600.00

On the stated maturity date, you would receive $600.00 per security.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

The Global X Copper Miners ETF

All information contained in this pricing supplement regarding the Global X Copper Miners ETF has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Global X Management Company LLC (“Global X Management”). The Fund is an investment portfolio of Global X Funds and is maintained and managed by Global X Management, the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “COPX.”

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global Copper Miners Total Return Index (the “underlying index”). The underlying index is a modified market capitalization-weighted index that is designed to track the performance of international companies active in the exploration, mining and/or refining of copper. For more information about the underlying index, see Annex A in this pricing supplement.

The Fund uses a “passive” or indexing approach to try to achieve its investment objective. The Fund does not try to outperform the underlying index and does not seek temporary defensive positions when markets decline or appear overvalued. The Fund generally will use a replication strategy. meaning that it invests in the securities of the underlying index in approximately the same proportions as in the underlying index. However, the Fund may utilize a representative sampling strategy with respect to the underlying index when a replication strategy might be detrimental or disadvantageous to shareholders of the Fund, such as when there are practical difficulties or substantial costs involved in compiling a portfolio of equity securities to replicate the underlying index, in instances in which a security in the underlying index becomes temporarily illiquid, unavailable or less liquid, or as a result of legal restrictions or limitations (such as tax diversification requirements) that apply to the Fund but not the underlying index.

“Tracking error” is the divergence of the Fund’s performance from that of the underlying index. Tracking error may occur because of differences between the securities and other instruments held in the Fund’s portfolio and those included in the underlying index, pricing differences, transaction costs incurred by the Fund, the Fund’s holding of uninvested cash, size of the Fund, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the underlying index or the costs to the Fund of complying with various new or existing regulatory requirements. This risk may be heightened during times of increased market volatility or other unusual market conditions. Tracking error also may result because the Fund incurs fees and expenses, while the underlying index does not. Exchange-traded funds that track indices with significant weight in emerging markets issuers may experience higher tracking error than other exchange-traded funds that do not track such indices.

Global X Funds is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by Global X Funds pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-151713 and 811-22209, respectively, through the SEC’s website at http://www.sec.gov.

Historical Information

We obtained the closing prices displayed in the graph below from Bloomberg Professional® service without independent verification. The historical performance of the Fund should not be taken as an indication of the future performance of the Fund. Future performance of the Fund may differ significantly from historical performance, and no assurance can be given as to the closing prices of the Fund during the term of the securities, including on the call date or the calculation day. We cannot give you assurance that the performance of the Fund will not result in a loss on your initial investment.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2021 to June 30, 2026. The closing price on June 30, 2026 was $76.97. The closing prices below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

* The dotted line indicates the threshold price of 90% of the starting price.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a security relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Fund. Assuming this treatment is respected, if you are a U.S. holder, upon a sale or exchange of the securities (including redemption upon an automatic call or at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. Subject to the application of the constructive ownership rules, any gain or loss recognized on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of the securities at the original issue price. The deductibility of capital losses is subject to limitations. The securities could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the securities that would otherwise be long-term capital gain and that was in excess of the "net underlying long-term capital gain" (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the securities. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the securities Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the securities described above, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our representation that the securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel believes that these regulations should not apply to the securities with regard to non-U.S. holders, and we have determined to treat the securities as not being subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

Non-U.S. holders should also discuss with their tax advisors the estate tax consequences of investing in the securities.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Barclays Bank PLC, the indenture or the securities (together with the indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Annex A

THE SOLACTIVE GLOBAL COPPER MINERS TOTAL RETURN INDEX

All information contained in this pricing supplement regarding the Solactive Global Copper Miners Total Return Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Solactive AG (“Solactive”). The Solactive Global Copper Miners Total Return Index is calculated, maintained and published by Solactive. Solactive has no obligation to continue to publish, and may discontinue the publication of, the Solactive Global Copper Miners Total Return Index.

The Solactive Global Copper Miners Total Return Index is a modified market capitalization-weighted index that is designed to track the performance of international companies active in the exploration, mining and/or refining of copper. The Solactive Global Copper Miners Total Return Index was launched on April 19, 2010, with a base date of February 26, 2010 and a base value of 100.

The Solactive Global Copper Miners Total Return Index is reported by Bloomberg under the ticker symbol “SOLGLOCO.”

Composition Of The Solactive Global Copper Miners Total Return Index

Selection Of Index Components

The composition of the Solactive Global Copper Miners Total Return Index is ordinarily adjusted twice a year on the last trading day in April and October (the “Adjustment Day”). On the tenth business day before an Adjustment Day (a “Selection Day”), Solactive provides the “Index Universe” which, in respect of a Selection Day, consists of the companies that fulfill the following conditions:

1.	Primary listing in one of the countries that are part of the Developed Markets and Emerging Markets (excluding China, India and Taiwan) as defined by the Solactive Country Classification;

2.	Part of the Market Watch for the Solactive Solactive Global Copper Miners Total Return Index which includes companies with a business focus within the copper mining industry or closely related activities, as reflected by publicly reported activities and the revenues generated or expected to be generated within these areas (i.e. exploration and refining of copper).

“Market Watch” is an announcement of a list of companies/securities which are intended to contribute to the creation of the Index Universe. It is compiled by all companies deemed to have their operational focus in line with the scope of the index. The Market Watch will be officially published and communicated on the Solactive website ten to five business days before the Selection Day and may be subject to updates.

3.	Free float market capitalization of at least US$200 million for companies that are not currently included in the Solactive Global Copper Miners Total Return Index on the Selection Day or at least US$100 million for companies that are currently included in the Solactive Global Copper Miners Total Return Index on the Selection Day;

4.	Average daily trading volume over all national exchanges within the listed country in the three months prior to the Selection Day (or, in the case of a company that has completed a significant initial public offering (“significant IPO”) less than three months prior to the Selection Day, i.e., an IPO with a company level total market capitalization greater than the company level total market capitalization of at least 50% of the current Index Components as of the previous Selection Day, the period from the security’s first trading day to the Selection Day) expressed in U.S. dollars (the “Relevant Trading Volume”) of at least US$500,000 for companies that are not currently included in the Solactive Global Copper Miners Total Return Index on the Selection Day or at least US$250,000 for companies that are currently included in the Solactive Global Copper Miners Total Return Index on the Selection Day and average monthly trading volume of at least 75,000 shares in each of the last six months or available history if shorter (the “Liquidity Criterion”); and

5.	Initial public offerings with less than three calendar months of trading history as of the Selection Day must have been listed at least 10 calendar days prior to the Selection Day, if considered as significant IPO, and three calendar months prior to the Selection Day, in the case of other IPOs.

The Index Committee (as defined below) may decide to include companies in the Selection Pool that do not fulfill the Liquidity Criterion.

The companies in the Index Universe are ranked in descending order according to their average daily value traded over the prior three months (or, in case of a company that has completed an IPO less than three month prior, the period from the security’s first trading day). The companies with the highest average daily value traded are then chosen as “Index Components” and the new index composition is effective starting the immediately following Adjustment Day.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

The minimum number of Index Components is 20 and the maximum number of Index Components is 40. The Index Committee may decide to increase the maximum number of Index Components on a Selection Day. In case the rank assigned to a company that is currently an Index Component on a Selection Day is not sufficient to be selected as an Index Component, it will only be removed from the Solactive Global Copper Miners Total Return Index if its rank exceeds the maximum number of Index Components by more than five ranks. In that case, the company with the lowest rank that would have been selected as an Index Component on a Selection Day but that is not currently an Index Component on that Selection Day will not be selected for inclusion in the Solactive Global Copper Miners Total Return Index.

Weighting Of Index Components

On each Selection Day, each Index Component is weighted proportionally according to its free float market capitalization. The following caps and weight restrictions are then applied:

1.	The percentage weight of a single Index Component is capped at 4.75%. The excess weight is allocated proportionally to all Index Components whose percentage weight is not capped.

2.	The aggregate percentage weight of Index Components that do not fulfill the Liquidity Criterion is capped at 10%. The excess weight is allocated proportionally to all Index Components whose percentage weight is not capped.

3.	The Index Committee may decide on the Selection Day that if the current Index Components and weightings are still compliant with applicable financial product regulations and if the Solactive Global Copper Miners Total Return Index still validly represents the copper market (in particular, no components need to be added or removed) that there will be no change to the Index Components and weightings on the upcoming Adjustment Day.

The new index composition of the Solactive Global Copper Miners Total Return Index and weightings are implemented after the close of trading on the Adjustment Day. The capping methodology may be amended by the Index Committee from time to time to ensure appropriate index representation and index compliance with financial product regulations.

Continuous Listing Standard Review

On each Monitoring Selection Day (as defined below), the Index Components will be reviewed for a breach of the following criteria (the “Continuous Listing Standards”):

1.	The maximum weight of the top Index Component must not be larger than 25%. If this criterion is breached, the stock is capped at 22% and the excess weight is redistributed to other non-capped stocks.

2.	The maximum aggregate weight of the top 5 Index Components must not exceed 60%. If this criterion is breached, the stocks will be proportionally capped at 55% and the excess weight is redistributed to other non-capped stocks.

3.	The maximum weight of Index Components with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months or available history if shorter) and US$25 million monthly average daily traded value (monthly average of the previous 6 months or available history if shorter) must not exceed 30%. If this criterion is breached, the stocks with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months or available history if shorter) and US$25 million monthly average daily traded value (monthly average of the previous 6 months or available history if shorter) will be proportionally capped at 25% and the excess weight is redistributed to other non-capped stocks.

4.	The maximum weight of Index Components with a market capitalization below US$100 million must not account for more than 10%. If this criterion is breached, stocks with market capitalization below US$100 million will be proportionally capped at 9% and the excess weight is redistributed to other non-capped stocks.

This reweighting process will be repeated until no Continuous Listing Standards are breached. In the event that the Continuous Listing Standards cannot be satisfied using the buffers described above, the weighting will be reviewed by the Index Committee. After the review, the decision will be announced publicly.

The “Monitoring Selection Day” is the business day that is ten business days before the Monitoring Adjustment Day, disregarding any potential changes to the Monitoring Adjustment Day. The “Monitoring Adjustment Day” is the last trading day in January, April, July and October.

Calculation Of The Solactive Global Copper Miners Total Return Index

Index Type

The Solactive Global Copper Miners Total Return Index is calculated as a net total return index. A net total return index seeks to replicate the overall return from holding a portfolio consisting of the Index Components. In order to achieve this aim, a net total return index considers payments, such as dividends, after the deduction of any withholding tax or other amounts an investor holding the Index Components would typically be exposed to.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Global X Copper Miners ETF due July 6, 2029

Index Formula

The Solactive Global Copper Miners Total Return Index’s index level on a given business day is calculated as follows:

The sum of the market capitalization of the Index Components is divided by the divisor, which is a mathematical factor defined at the inception of the Solactive Global Copper Miners Total Return Index. The divisor is adjusted by certain corporate actions and index rebalances. Additionally, dividends paid by any Index Component are applied across the entire basket by changing the divisor.

with

Si,t = total number of shares of the Index Component i on trading day t

Pi,t = price of the Index Component i on trading day t

fi,t = foreign exchange rate of the Index Component i on trading day t

WCF i,t = Weighting Cap Factor of the Index Component i on trading day t

FFFi,t = Free Float Factor of the Index Component i on trading day t

Dt = Divisor on trading day t

Currency Conversion

For intraday calculation of the Solactive Global Copper Miners Total Return Index, prices of Index Components not in U.S. dollars are converted using the current Intercontinental Exchange spot foreign exchange rate. Should there be no current price available for an Index Component, the most recent price or the trading price for the preceding trading day is used in the calculation. For the daily index closing value calculation, trading prices of Index Components not in U.S. dollars are converted using the 4pm London time WM Fixing quoted by Reuters. If there is no 4pm London time WM Fixing for the relevant business day, the last available 4pm London time WM Fixing will be used for the index closing value calculation.

Index Maintenance

Ordinary Adjustments

The composition of the Solactive Global Copper Miners Total Return Index is reviewed on each Selection Day. Solactive will publish any changes made to the Index Components with sufficient notice before the relevant Adjustment Day.

Extraordinary Rebalance

If a company included in the Solactive Global Copper Miners Total Return Index is removed from the Solactive Global Copper Miners Total Return Index between two Adjustment Days due to an extraordinary event (such as a merger, a takeover bid, a delisting, the nationalization of a company or insolvency), if necessary, the Index Committee will designate a successor. The Solactive Global Copper Miners Total Return Index will be adjusted that same day. This will be announced by Solactive after the close of business on the day on which the new composition of the Solactive Global Copper Miners Total Return Index is determined by the Index Committee.

Corporate Actions

Under certain circumstances, an adjustment of the Solactive Global Copper Miners Total Return Index may be necessary between two regular Rebalance Days. Such adjustment has to be made if a corporate action in relation of an Index Component occurs. Such adjustment may have to be done in relation to an Index Component and/or may also affect the number of Index Components and/or the weighting of certain Index Components.

Index Oversight

A committee composed of staff from Solactive (the “Index Committee”) is responsible for any amendments to the rules of governing the Solactive Global Copper Miners Total Return Index. Any amendment to these rules must be submitted to the Index Committee for prior approval and will be made in compliance with Solactive’s methodology policy. The methodology of the Solactive Global Copper Miners Total Return Index is subject to regular review, at least annually. In case a need of a change of the methodology has been identified within this review, this change will be made in accordance with Solactive’s methodology policy.